EX 99.1

FluoroPharma Medical Announces Phase II Study for CardioPET

Company Advances First in Class Diagnostic Agent for the Detection and Assessment of Acute and Chronic Forms of Coronary Disease That Affects Millions of Patients Worldwide

BOSTON, March 1, 2012 (GLOBE NEWSWIRE) -- FluoroPharma Medical, Inc. (OTCBB:FPMI.OB - News), a company specializing in the development of breakthrough diagnostic imaging products that utilize positron emission tomography (PET) technology to detect and assess pathology before clinical manifestation of diseases, announces today that the company has recruited SGS Life Science Services as the CRO for their Phase II study of CardioPET to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients has started.

CardioPET, one of FluoroPharma's first in class PET imaging products, is a perfusion and fatty acid uptake indicator, which may be used as a cardiac imaging agent that may be an accurate alternative to standard treadmill stress-testing. This could be especially valuable in patients who are unable to exercise.

The phase II trial will be an open label trial designed to assess the safety and diagnostic performance of CardioPET as compared to stress echocardiography, myocardial perfusion imaging and angiography as a gold standard of background disease. Two trial sites are planned in Belgium and results are expected in the second half of 2012.

Thijs Spoor, President and Chief Executive Officer of FluoroPharma Medical, added: "We are delighted to announce SGS Life Science Services as the CRO for this phase II trial; a significant milestone for FluoroPharma and our extraordinary pipeline of products. Symptomatic coronary artery disease (CAD) affects millions of patients worldwide and accounts for a significant and increasing percentage of all deaths. It is clear that novel diagnostic imaging agents are urgently required and we are focused on driving forward the development of our pipeline to meet these needs.

Commenting on the announcement, David Elmaleh, Chief Scientific Officer of FluoroPharma Medical said, "We are very excited to be initiating this Phase II study for CardioPET. CardioPET's differentiated and superior imaging profile could have a significant impact on the evaluation of CAD patients across the spectrum of disease severity. Because CardioPET can detect perfusion and fatty acid uptake insufficiency in the myocardium; CardioPET could potentially be an accurate alternative to stress-testing in patients with CAD."

About CardioPET

CardioPET is a modified fatty acid (MFA) that closely resembles naturally-occurring free fatty acids (FFAs) in the human body. FFAs are the major source of energy for healthy myocardium, where they are transported into the mitochondria and are then metabolized via beta-oxidation. CardioPET has completed Phase I studies where it was well tolerated and did not induce any adverse events or clinically significant deviations in laboratory values. The total radiation exposure was minimal and well within safety limits.

About Coronary Artery Disease (CAD)

According to the American Heart Association more than 12 million people alive today have a history of heart attack, angina pectoris (chest pain) or both. The American Heart Association also estimates that 1,100,000 Americans will have a new or recurrent coronary attack this year -- one-third of these patients will die making coronary artery disease the single leading cause of death in America today.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston. FluoroPharma's goal is to enable personalized medicine through advanced imaging products that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

The Company's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). FluoroPharma is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

For more information on the Company, please visit: www.fluoropharma.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Media:
Carol Perlman
carol.perlman@cs-consultinggroup.com
917-592-9260
Investor Relations:
LHA
Kim Sutton Golodetz
kgolodetz@lhai.com
212-838-4568